Exhibit (a)(12)

eLoyalty Corporation

First Supplement to Offer to Exchange
Certain Outstanding Options
For Shares of Restricted Stock

First Supplement to Offer to Exchange
Certain Outstanding Options for the
Right to Receive Shares of Common Stock

The Offer and Withdrawal Rights
Expire at 5:00 P.M., U.S. Central Time,
On November 9, 2001, Unless the Offer is Extended

October 31, 2001

Summary Financial Data

      The following table summarizes our financial data. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the financial statements and notes thereto, which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 30, 2000 and from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. The statements of operations data for the years ended December 30, 2000 and December 31, 1999, for the seven month period ended December 31, 1998 and for the years ended May 31, 1998, 1997, 1996, and the balance sheet data as of December 30, 2000, December 31, 1999 and 1998, and May 31, 1998 and 1997, below are derived from our audited financial statements. The statements of operations data for the six month periods ended June 30, 2001 and 2000, the year ended December 31, 1998, and the seven month period ended December 31, 1997, and the balance sheet data as of June 30, 2001 and May 31, 1996 are derived from unaudited financial statements. In the opinion of management, the unaudited financial statements referred to above reflect all adjustments, consisting of normal adjustments, necessary to present fairly eLoyalty’s results of operations for the six month periods ended June 30, 2001 and 2000, the year ended December 31, 1998, and the seven month period ended December 31, 1997, and the balance sheet data as of June 30, 2001 and May 31, 1996.

      The financial information for periods prior to February 15, 2000 reflect eLoyalty’s results of operations and financial position as it operated within TSC, and the financial information for periods subsequent to February 15, 2000 reflect eLoyalty’s results of operations and financial position as it operated as a separate, stand-alone publicly traded company. The financial information for periods prior to February 15, 2000 may not necessarily reflect what the financial position and results of operations of eLoyalty would have been had eLoyalty operated as a separate, stand-alone publicly traded entity during such periods.

Statements of Operations Data:

									For the Seven Month
	For the Six Month								Periods Ended
	Periods Ended June			For the Years Ended December					December			For the Years Ended May

	2001	2000		2000	1999		1998		1998	1997		1998		1997		1996

	(unaudited)						(unaudited)			(unaudited)

	(in thousands, except share and per share data)

Revenues	$81,227	$97,139		$211,603	$146,003		$105,235		$64,415	$43,668		$84,488		$43,181		$26,516

Project personnel costs	51,098	46,089		104,203	68,483		47,764		29,562	21,149		39,049		16,908		10,954

Gross profit	30,129	51,050		107,400	77,520		57,471		34,853	22,519		45,439		26,273		15,562

Other costs and expenses:

Selling, general and administrative	50,047	44,370		96,875	58,395		46,665		29,132	18,269		35,436		19,290		10,609

Severance and related costs	22,194	—		—	—		—		—	—		—		—		—

Research and development	4,616	4,328		9,322	5,624		3,882		3,089	1,483		2,543		1,799		46

Goodwill amortization	2,485	2,488		4,972	4,996		3,794		2,450	1,856		3,201		376		—

Total other expenses	79,342	51,186		111,169	69,015		54,341		34,671	21,608		41,180		21,465		10,655

Operating (loss) income	(49,213)	(136)		(3,769)	8,505		3,130		182	911		4,259		4,808		4,907

Other income (loss)	1,232	1,261		2,921	(408)		(391)		(327)	(14)		(24)		15		—

(Loss) income before income taxes	(47,981)	1,125		(848)	8,097		2,739		(145)	897		4,235		4,823		4,907

Income tax (benefit) provision	(1,591)	563		(424)	4,039		1,672		398	562		2,022		1,897		1,857

Net (loss) income	$(46,390)	$562		$(424)	$4,058		$1,067		$(543)	$335		$2,213		$2,926		$3,050

Basic net (loss) income per common share(1)	$(0.93)	$0.01		$(0.01)	$0.10		$0.03		$(0.01)	$0.01		$0.05		$0.07		$0.07

Diluted net (loss) income per common share(1)(2)	$(0.93)	$0.01		$(0.01)	$0.09		$0.02		$(0.01)	$0.01		$0.05		$0.06		$0.07

Basic weighted average shares outstanding (in millions)(1)	50.0	46.9		48.2	41.4		41.4		41.4	41.4		41.4		41.4		41.4

Dilutive weighted average shares outstanding (in millions)(2)	51.5	52.6		53.7	44.2		43.1		NA (3)	45.8		46.8		46.6		45.5

Ratio of earnings to fixed charges (unaudited)(4)	— (5)	2.27	x	— (5)	18.09	x	11.68	x	— (5)	7.32	x	18.36	x	110.61	x	NA	(4)

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Summary Financial Data (Cont.)

(1)	In December 1999, eLoyalty issued 41.4 million shares to TSC. For periods prior to February 15, 2000, basic earnings per share has been computed based on the 41.4 million shares and diluted earnings per share has been computed based on the 41.4 million shares plus the estimated dilutive effect of common stock equivalents using the “treasury stock” method. For periods subsequent to February 15, 2000, basic earnings per share has been computed based on actual weighted shares outstanding and dilutive earnings per share has been computed based on the actual weighted shares outstanding plus the dilutive effect of common stock equivalents using the “treasury stock” method.
(2)	In periods of a loss, common stock equivalents are not included in the calculation as they are antidilutive.
(3)	Dilutive share information is not available for this period (see note thirteen to the financial statements which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 30, 2000).
(4)	The ratio of earnings to fixed charges represents the ratio of earnings before income taxes plus fixed charges to fixed charges. Fixed charges include net cash interest expense plus a reasonable approximation of the interest portion (33%) of rent expense. Fixed charges were $0 for the year ended May 31, 1996.
(5)	Earnings were inadequate to cover fixed charges during the six month period ended June 30, 2001, the year ended December 30, 2000, and the seven month period ended December 31, 1998, with coverage deficiencies of $48.0 million, $0.9 million and $0.2 million, respectively.

Balance Sheet Data:

	As of	As of	As of December 31,		As of May 31,
	June 30,	December 30,
	2001	2000	1999	1998	1998	1997	1996

	(unaudited)						(unaudited)

	(in thousands)

Cash	$39,652	$41,138	$13,462	$4,411	$4,726	$4,130	$321

Working capital	61,797	109,934	54,927	26,231	23,840	13,506	6,249

Total assets	143,085	184,618	96,603	63,904	54,118	24,188	14,008

Stockholders’ equity	93,767	140,856	73,615	47,888	40,893	17,147	9,312

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